AMENDED AND RESTATED
                         STOCKHOLDER AGREEMENT

     AMENDED AND RESTATED AGREEMENT, dated as of December 2, 1997, by and between Gart Sports Company, a Delaware corporation ( Holdings ), Gart Bros. Sporting Goods Company, a Colorado corporation and wholly-owned subsidiary of Holdings ( Sporting ) and the stockholders of Sportmart, Inc., a Delaware corporation (the Company ) signatory hereto (the Stockholders ).

                               RECITALS

     A. Holdings and Stockholders are parties to a Stockholder Agreement (the Original Stockholder Agreement ) dated September 28, 1997 (the Original Execution Date ) and, concurrently with the execution of the Original Stockholder Agreement, Holdings, Sporting and the Company entered into an Agreement and Plan of Merger (the Original Merger Agreement ) pursuant to which the Company would have been merged with and into Sporting (the Merger);

     B. As an inducement and a condition to entering into the Original Merger Agreement, Holdings required that Stockholders agree, and Stockholders did agree, to enter into the Original Stockholder Agreement;

     C. Concurrently with the execution of this Amended and Restated Agreement, Holdings, Sporting and the Company have amended and restated the Original Merger Agreement in its entirety whereby GB Acquisition, Inc., a Delaware corporation ( Acquisition ) and wholly owned subsidiary of Holdings, will merge with and into the Company (as such amended and restated agreement may hereafter be amended from time to time, the Merger Agreement ); and

     D. As an inducement and a condition to voting in favor of the Merger Agreement and the Merger, as restructured, the Stockholders have required that the Original Stockholder Agreement be amended and restated in its entirety as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

               (a) Beneficially Own or Beneficial Ownership with respect to any securities means having beneficial ownership of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the Exchange Act ).

               (b) Existing Shares means shares of Company Common Stock Beneficially Owned by any of the Stockholders as of the date hereof.

               (c) Securities means the Existing Shares together with any shares of Company Common Stock or other securities of the Company that become Beneficially Owned by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

          2. Disclosure. The Stockholders hereby agree to permit the Company and Holdings to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Holdings, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholders identities and ownership of Company Common Stock and the nature of the Stockholders commitments, arrangements and understandings under this Agreement. Holdings will provide a representative of the Stockholders designated by them (the Spokesperson ) with a copy of any proposed disclosure and will provide the Spokesperson with a reasonable opportunity to comment thereon and will not make any disclosure to which the Spokesperson reasonably objects.

          3. Voting of Company Common Stock. The Stockholders hereby agree that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) 30 days after termination of the Merger Agreement (i) by Holdings other than pursuant to Sections 8.1(d)(ii) or 8.1(d)(iii) of the Merger Agreement provided that such termination is not as a result of the Company's intentionally acting, or failing to act, in bad faith with respect to its obligations under the Merger Agreement or (ii) rightfully by the Company in good faith pursuant to Section 8.1(f) of the Merger Agreement, or (c) June 30, 1998 (the first to occur of clauses (a), (b) and (c), the Termination Date ), at any meeting
(whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholders will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (B) against any action or agreement that would result in a breach in any respect of any material covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (C) except as otherwise agreed to in writing in advance by Holdings in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Acquisition Transaction or Superior Proposal, (2)
(u) any change in a majority of the persons who constitute the Company's Board of Directors (other than with the approval of a majority of the Company's directors then in office); (v) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or its Subsidiaries; (w) any amendment of the Company's

Certificate of Incorporation or By-laws; (x) any other material change in the Company's corporate structure or business; or (y) any other action which, in the case of each of the matters referred to in clauses (2) (u), (v), (w) or (x), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Stockholders may not enter into any agreement or understanding with any person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 3.

          4.   Subsequent Stockholder Actions.

               (a)  If Holdings becomes entitled to a  fee pursuant to
Section 8.2 of the Merger Agreement, subject to the last sentence of this subsection (a) to this Section 4, with respect to Securities for which any Stockholder receives cash consideration pursuant to the Acquisition Transaction, such Stockholder will immediately upon the receipt thereof pay to Holdings an amount in cash (if positive) (the Differential Amount ) equal to (i) the net pre-tax cash proceeds received by such Stockholder with respect to the shares of Company Common Stock or other Securities, including any shares of Company
Common Stock into or for which any Securities are convertible, exchangeable or exercisable, of such Stockholder (such shares, the Subject Shares ) in such Acquisition Transaction within nine months after the date that the Merger Agreement is terminated, minus (ii) the product of (A) the per share value attributed to the outstanding Company Common Stock in the proposed Merger based on a $105 million equity value for Holdings times (B) the number of Subject Shares. If such Stockholder receives any non-cash consideration in an Acquisition Transaction otherwise of a type described above as part of the net proceeds ( Other Consideration ) that consists of securities listed on a national securities exchange or the Nasdaq National Market ( Marketable Securities ), such Stockholder shall deliver immediately to Holdings an amount of Marketable Securities whose aggregate value, calculated on the basis of the closing price for such Marketable
Securities on the exchange where such Marketable Securities are listed, equals the Differential Amount. To the extent the Other Consideration consists of non-Marketable Securities or other assets, such Other Consideration will be held by such Stockholder until such Stockholder shall have sold or otherwise disposed of such Other
Consideration for cash or Marketable Securities, or has otherwise actually realized value, directly or indirectly, from such sale or disposition, at which time the Differential Amount, to the extent not previously paid, will be immediately paid to Holdings in cash or such Marketable Securities.

               (b)  From  and after the date hereof and until June 30,
1998, each Stockholder agrees to use commercially reasonable efforts (but without the obligation to expend any funds) to facilitate the renegotiation by Holdings, Sporting or the Company of any leases or other material contracts between the Company (prior to the Effective
Time) or Sporting (as the survivor by merger to the Company), and any entities in which such Stockholder owns a substantial economic interest or over which such Stockholder exercises any control (including the obtaining of any required landlord consents to the Merger); provided, however, that no such renegotiation shall change the underlying economics of any such leases or material contracts.

          5.   Covenants,   Representations   and   Warranties   of
Stockholders. Each Stockholder hereby represents and warrants to, and agrees with, Holdings as follows:

               (a)  Ownership of Shares.  Such Stockholder is the sole
record and Beneficial Owner of the number of Existing Shares opposite such Stockholder's name on the signature pages hereof, and on the date hereof, such Existing Shares constitute all of the shares of Company
Common  Stock  owned  of  record   or  Beneficially   Owned   by  such
Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement.

               (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c)  No Conflicts.  Except for filings, authorizations,
consents  and  approvals  as  may  be  required under the HSR Act, the
Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transaction contemplated hereby or compliance by such Stockholder with any of the provisions hereof will
(A)  conflict  with  or  result  in  any  breach of the organizational documents of such Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment,
arrangement,  understanding,   agreement   or   other  instrument  or
obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

               (d)  No    Encumbrances.    Except  as  applicable  in
connection with the transactions contemplated by Sections 3 and 4 hereof, such Stockholder's Existing Shares at all times during the term hereof, will be Beneficially Owned by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts
or    agreements,  understandings  or  arrangements  or  any  other encumbrances  whatsoever,  except for Existing Shares pledged to other
Stockholders.

               (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder, other than as contemplated by the Merger Agreement.

               (f) No Solicitation. Such Stockholder will not, and will cause its Affiliates (other than the Company) and officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of such Stockholder and such affiliates (such Affiliates, officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of any person are hereinafter collectively referred to as the Representatives of such person) not to, directly or indirectly (other than with Holdings and its representatives in connection with the Merger), (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or
(ii) negotiate or otherwise engage in discussions with any person with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction. Such Stockholder will promptly advise Holdings of any inquiries or proposals received by, and any information requested from, or any negotiations or discus-sions sought to be initiated or continued with agents or representa-tives of the foregoing, in each case from a person (other than Hold-ings and its representatives) with respect to an Acquisition Trans-action, and a reasonable summary of the terms thereof, including the identity of such third party (unless disclosing the identity of such third party would violate the terms of any confidentiality or similar agreement binding on the Company and entered into on or prior to September 19, 1997), including any financing arrangement or commitment in connection therewith. Such Stockholder will, and will cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction or Superior Proposal relating to the Company, other than discussions or negotiations with Holdings and its affiliates.

               (g) Restriction on Transfer, Proxies and Non-Interference. From the date hereof, such Stockholder will not, directly or indirectly, prior to the Termination Date, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein, not including any sale, transfer, pledge, assignment or otherwise to other Stockholders and except as provided in Section 4(a); (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement.

               (h) Reliance by Holdings. Such Stockholder understands and acknowledges that Holdings is entering into the Merger Agreement in reliance upon such Stockholder s execution and delivery of this Agreement.

          6.   Representations  and  Warranties  of  Holdings  and
Sporting.    Each  of  Holdings  and  Sporting  hereby  represents and
warrants to the Stockholders as follows:

               (a) Organization. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sporting is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Holdings and Sporting have all requisite corporate power or other power and authority to execute and deliver this Agreement and perform their obligations hereunder. The execution and delivery by Holdings and Sporting of this Agreement and the performance by Holdings and Sporting of their obligations hereunder have been duly and validly authorized by the Board of Directors of Holdings and Sporting and no other corporate proceedings on the part of Holdings or Sporting are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Holdings and Sporting.

               (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Holdings and Sporting and constitutes a valid and binding agreement of Holdings and Sporting enforceable against Holdings and Sporting in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

               (c)  No Conflicts.  Except for filings, authorizations,
consents  and  approvals  as  may  be  required under the HSR Act, the
Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by Holdings and Sporting and the consummation by Holdings and Sporting of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Holdings and Sporting, the consummation by Holdings and Sporting of the transactions contemplated hereby or compliance by Holdings and Sporting with any of the provisions hereof will (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Holdings or Sporting, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to
any   third  party  right  of  termination,  cancellation,  material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Holdings or Sporting is a party or by which Holdings or Sporting or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Holdings or Sporting or any of their properties or assets.

               (d) No Finder's Fee. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdings or Sporting other than as contemplated by the Merger Agreement.

               (e)  Merger   Agreement.      Holdings   and   Sporting
acknowledge  that  the  Stockholders  are third-party beneficiaries of
Section 6.13 of the Merger Agreement.

          7.   Stop Transfer; Legend.

               (a) Each Stockholder agrees with, and covenants to Holdings that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

               (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the terms Shares and
Securities    will  be  deemed to refer to and include the shares of
Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

               (c) Such Stockholder will duly execute and deliver to Holdings an Affiliate's Letter in the form attached to the Merger Agreement prior to Closing.

          8. Lease Guarantees. In order to preserve the economics originally negotiated under the Original Merger Agreement and the Original Stockholder Agreement, Sporting hereby irrevocably, unconditionally and absolutely guarantees, effective from and after the Effective Time, as primary obligor and not merely as surety, the full and prompt performance and payment when due of all liabilities and obligations, whether now existing or hereafter arising, of the Company under those leases at the locations set forth in Exhibit A attached to this Agreement and made a part hereof (the Leases ). It is understood and agreed that this guaranty is a guaranty of performance and payment when due and not of collection and this guaranty may be enforced directly against Sporting without proceeding against the Company and that Sporting hereby waives notice of acceptance of this guaranty and notice of any liability or obligations to which it may apply and waives presentment, demand of payment, protest, notice of dishonor or non-payment or non-performance of any such liability or obligation, suit or the taking of any other action thereof by, and any other notice to, any party liable thereon or therefor. This guaranty is expressly for the benefit of, and enforceable by, each and every person or entity to whom the Company has obligations or liabilities under and pursuant to the Leases, whether now existing or hereafter arising.

          9. Termination. This Agreement will terminate upon the Termination Date, except that the covenants and agreements set forth in Section 4(a) hereof will survive any termination of this Agreement for the term specified therein.

          10.  Miscellaneous.

               (a) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

               (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

               (c)  Capacity,  Binding  Effect  and  Certain Permitted
Activities.    Stockholders  agree  that  this  Agreement  and  the
obligations hereunder will attach to the Securities and will be binding upon any person or entity to which legal or Beneficial Ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation, any Stockholder's legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding anything to the contrary in this Agreement, each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and no Stockholder shall be limited or otherwise affected by this Agreement with respect to any action or inaction of such Stockholder taken (i) in its capacity as a director, officer or employee of the Company, (ii) in its capacity as a director, officer or employee of, or consultant to, Holdings and/or its subsidiaries or
(iii) in conjunction with, vis-a-vis or in relation to any other Stockholder or family member or any entity (other than, for purposes of this clause (iii), the Company and Holdings or any of their respective subsidiaries) as to which such a Stockholder or family member serves as a director, officer, trustee, member, partner, or fiduciary or other similar position, or as to which such Stockholder exercises any dispositive or voting control of any Securities held by such entity.

               (d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Holdings may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Holdings, but no such assignment will relieve Holdings from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

               (e) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

               (f) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or on the next business day after being sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

          If to the Stockholders:

               c/o Mr. Andrew S. Hochberg
               77 South Deere Park Drive
               Highland Park, IL 60035
               Telecopy: (847-266-1004)

          copy to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
               333 West Wacker Drive, Suite 2700
               Chicago, Illinois 60606
               Attention:  Peter J. Barack and David R. Selmer
               Telecopy:  (312) 984-3150

          if to Holdings or Sporting:

               Gart Sports Company
               1000 Broadway
               Denver, CO 80203
               Attention:  John Douglas Morton
               Telecopier:  (303) 830-9282

          with copies to:

               Leonard Green & Partners, L.P.
               11111 Santa Monica Boulevard
               Suite 2000
               Los Angeles, California 90025
               Attention:  Jennifer Holden Dunbar
               Telecopier:  (310) 954-0404

               and

               Brownstein Hyatt Farber & Strickland, P.C.                     th
               410 17th  Street
               Denver, CO 80202
               Attention:  Jeffrey M. Knetsch
               Telecopier:  (303) 623-1956

               (g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

               (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

               (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

               (j)  No   Third  Party  Beneficiaries.    Except  as
contemplated by and set forth in Section 8, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

               (k)  Governing  Law.    This Agreement will be governed
and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

               (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that no such consent to jurisdiction of said Court or in the State of Delaware shall be valid other than for such purposes. Each party hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

               (m)  Description  Headings.    The description headings
used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

               (n) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

               (o) Certain Sales and Transfers. Anything to the contrary in this Agreement notwithstanding, a Stockholder may (i) sell, transfer or otherwise dispose of all or any portion of the Holdings Common Stock which it may acquire in the Merger or which it may otherwise own and (ii) reorganize its internal structure and composition and/or transfer all or any portion of the Securities which it owns for tax, securities or estate planning purposes, for charitable donation purposes or to another Stockholder, as long as the recipient of the voting and dispositive power with respect to such Securities under this subsection (ii) agrees to abide by the provisions of and become a party to this Agreement. In addition, a Stockholder may pledge all or any portion of the Securities which it owns as security for the Stockholder s obligations in connection with a bona fide transaction as long as the pledgee or mortgagee of such Securities agrees, in the event it obtains the right to vote such Securities, whether by reason of a default, foreclosure or otherwise, to abide by and become a party to this Agreement.

        IN WITNESS WHEREOF, Holdings, Sporting and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

GART SPORTS COMPANY

By:  /S/  JOHN DOUGLAS MORTON
     Name:  John Douglas Morton
     Title: President and Chief Executive Officer

GART BROS. SPORTING GOODS COMPANY

By:  /S/  JOHN DOUGLAS MORTON
     Name:  John Douglas Morton
     Title: President and Chief Executive Officer

STOCKHOLDERS:

AH INVESTMENT TRUST U/A/D 6/3/87             NV-555,424
                                             C-275,329
By:  /S/ BARBARA P. HOCHBERG
     Barbara P. Hochberg, Trustee

By: /S/  ANDREW S. HOCHBERG
     Andrew S. Hochberg, Trustee

BARBARA P. HOCHBERG TRUST U/A/D 12/17/88     NV-93,000
                                             C-102,000
By: /S/  BARBARA P. HOCHBERG
     Barbara P. Hochberg, Trustee

AMY H. LOWENSTEIN SUB-TRUST U/A/D 1/3/90     NV-4,500
                                             C-12,500
By: /S/  LARRY J. HOCHBERG
     Larry J. Hochberg, Trustee

ANDREW S. HOCHBERG SUB-TRUST U/A/D 1/3/90    NV-4,500
                                             C-15,000
By: /S/  LARRY J. HOCHBERG
     Larry J. Hochberg, Trustee

HOCHBERG ANNUAL GIFT TRUST U/A/D 4/27/94     NV-18,100
                                             C-792
By: /S/  LAURIE HOCHBERG
     Laurie Hochberg, Trustee

By: /S/  LARRY J. HOCHBERG
     Larry J. Hochberg, Trustee

DANIEL HOCHBERG UNDER THE IL UGMA            NV-7,651

By:  /S/  ANDREW S. HOCHBERG
     Andrew S. Hochberg, as Custodian for
     Daniel Hochberg under the IL UGMA

/S/  ANDREW HOCHBERG
ANDREW HOCHBERG                              NV-22,483

/S/  LAURIE HOCHBERG
LAURIE HOCHBERG                              NV-5,000

LARRY J. HOCHBERG TRUST U/A/D 6/12/81        NV-478,921
                                             C-2,358,557

By: /S/  LARRY J. HOCHBERG
     Larry J. Hochberg

JACOB LOWENSTEIN UNDER THE IL UGMA           NV-6,800

By: /S/  AMY LOWENSTEIN
     Amy Lowenstein, as Custodian for
     Jacob Lowenstein under the IL UGMA

ARIEL LOWENSTEIN UNDER THE IL UGMA           NV-8,851

By: /S/  AMY LOWENSTEIN
     Amy Lowenstein, as Custodian for
     Ariel Lowenstein under the IL UGMA

/S/  AMY LOWENSTEIN
AMY LOWENSTEIN                               NV-2,957

RAPHAEL LOWENSTEIN UNDER THE IL UGMA         NV-6,800

By: /S/  AMY LOWENSTEIN
     Amy Lowenstein, as Custodian for
     Raphael Lowenstein under the IL UGMA

JOSHUA LOWENSTEIN UNDER THE IL UGMA          NV-6,800

By: /S/  AMY LOWENSTEIN
     Amy Lowenstein, as Custodian for
     Joshua Lowenstein under the IL UGMA

/S/  JOHN A. LOWENSTEIN
JOHN A. LOWENSTEIN                           NV-21,220

AHL INVESTMENT TRUST U/A/D 12/7/90           NV-126,732

By: /S/  BARBARA P. HOCHBERG
     Barbara P. Hochberg, Trustee

By: /S/  JOHN A. LOWENSTEIN
     John A. Lowenstein, Trustee

JESSICA HOCHBERG UNDER THE IL UGMA           NV-4,338

By: /S/  ANDREW HOCHBERG
     Andrew Hochberg, as Custodian for
     Jessica Hochberg under the IL UGMA

ABIGAIL LOWENSTEIN UNDER THE IL UGMA         NV-6,154

By: /S/  JOHN A.LOWENSTEIN
     John A. Lowenstein, as Custodian for
     Abigail Lowenstein under the IL UGMA

AMY H. LOWENSTEIN REVOCABLE TRUST            NV-117,270
U/A/D 8/29/91                                C-138,807

By: /S/  AMY H. LOWENSTEIN
     Amy H. Lowenstein, Trustee

ANDREW S. HOCHBERG REVOCABLE TRUST           NV-56,207
U/A/D 7/9/87                                 C-138,015

By: /S/  ANDREW S. HOCHBERG
     Andrew S. Hochberg

ABIGAIL LOWENSTEIN UNDER THE IL UGMA         NV-5,538

By: /S/  AMY LOWENSTEIN
     Amy Lowenstein, as Custodian for
     Abigail Lowenstein under the IL UGMA

LJH L.P.                                     NV-1,434,500

By:  Larry J. Hochberg Trust U/A/D 6/12/81,
     General Partner

By: /S/  LARRY HOCHBERG
     Larry Hochberg, Trustee

AH L.P.                                      NV-64,500

By:  Andrew S. Hochberg Revocable Trust,
     General Partner

By: /S/  ANDREW HOCHBERG
     Andrew Hochberg, Trustee

/S/  LARRY J. HOCHBERG
LARRY J. HOCHBERG                            NV-10,657

                        EXHIBIT A

                Niles
                Lombard
                Calumet City, IN
                Schaumburg
                Chicago (Lakeview)
                Merrillville, IN
                North Riverside
                Ferguson, MO
                Crestwood, MO
                Wheeling
                Chicago (River North)